EXHIBIT F

[Letterhead of Arnold & Porter]

November 13, 2002

Republic of Turkey
Prime Ministry
Undersecretariat of Treasury
General Directorate of Foreign
Economic Relations
Ismet Inonu Bulvari 06510
Emek-Ankara, Turkey

Ladies and Gentlemen:

         We have acted as special United States counsel for the Republic of Turkey (the “Republic”) in connection with the issuance and offering for sale of its 10.50% Notes due January 13, 2008 (the “Notes”) in the aggregate principal amount of U.S.$500,000,000 (the “Offering”) in the form of a takedown from the Republic’s Registration Statement No. 333-12954 under Schedule B (the “Registration Statement”). In connection with the Offering we have reviewed the Registration Statement, the Prospectus dated December 7, 2000, the Prospectus Supplement dated November 7, 2002, the Fiscal Agency Agreement dated as of December 15, 1998 (the “Fiscal Agency Agreement”) between the Republic and JPMorgan Chase Bank, and the Underwriting Agreement dated November 7, 2002 (the “Underwriting Agreement”) by and among the Republic, J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and the other underwriters, as set forth in Schedule II to the Underwriting Agreement (the “Underwriters”).

         It is our opinion that, assuming due authorization, execution and delivery by the Republic, the Notes, when duly authenticated in accordance with the terms of the Fiscal Agency Agreement and delivered by and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Republic under the laws of the State of New York.

         Insofar as the opinion set forth herein relates to matters of the law of the Republic, we have relied upon the opinion of the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, Republic of Turkey, dated of even date herewith, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

         We consent to the filing of this opinion as an exhibit to the Annual Report of the Republic of Turkey on Form 18-K and to the references to our firm appearing under the caption “Validity of the Securities” in the Prospectus forming a part of the Registration Statement, and appearing under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission.

Very truly yours,

/s/ Arnold & Porter